Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of October 28, 2010, by and between ReSearch Pharmaceutical Services, Inc., a Delaware corporation (the “Company”), and Steven Bell (“Employee”). Any capitalized terms used herein and otherwise not defined shall have the meanings assigned to them in Section 12 hereof.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Employment. The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date first set forth above and ending as provided in Section 4 hereof (the “Term”).
2. Position and Duties.
(a) Employee shall serve as Executive Vice President of Finance and Chief Financial Officer of the Company and in such capacities with the Company’s Subsidiaries as the Company may reasonably request, and shall have the normal duties, responsibilities and authority of Executive Vice President of Finance and Chief Financial Officer subject to the overall discretion and authority of the Chief Executive Officer. Executive shall be based in the Company’s corporate headquarters in Fort Washington, PA but may be required to travel from time to time as part of his employment.
(b) Employee shall report to the Chief Executive Officer of the Company, and Employee shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
3. Base Salary and Benefits.
(a) During the Term, Employee shall be entitled to (i) receive a base salary of $310,000.00 per annum or such other higher rate as the Compensation Committee of the Board (the “Compensation Committee”) may designate from time to time (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and (ii) participate in all benefit plans, including medical, dental, retirement, short- and long-term disability, of which premiums and fees will be fully paid by the Company, and stock incentive and other such plans established by the Company from time to time for executives or employees of the Company generally (“Benefits”). In addition, Employee shall be eligible to receive an annual bonus in such amount as determined by the Compensation Committee or the Board in its sole discretion. If the Company’s fiscal year is the calendar year, unless otherwise deferred according to Employee’s election pursuant to Section 3(c), such bonus shall be paid in the calendar year following the fiscal year to which the bonus relates, and all such payments shall be completed by March 15 of the payment year. If the Company’s fiscal year is other than a calendar year, all such payments shall be completed by December 31 of the calendar year in which the Company’s fiscal year ends.

(b) In addition to his Base Salary, Employee shall be entitled during the Term to participate in any equity compensation plan established by the Company on terms to be determined by the Compensation Committee or the Board.
(c) For any calendar year, Employee shall have the right, by giving written notice to the Company at least 10 days prior to the beginning of such calendar year, to defer the payment of up to 100 percent of the bonus Employee becomes entitled to for such calendar year. The deferred bonus shall be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Employee shall have the status of a general unsecured creditor of the Company with respect to the deferred bonus and this provision shall constitute a mere promise by the Company to make payments in the future. Any amounts credited to Employee’s deferred bonus account shall accrue interest pursuant to the terms of a deferred bonus agreement acceptable to the Company and Employee. If Employee terminates employment with the Company, the amount credited to his deferred bonus account shall be paid to him in a single-sum payment within five business days following the last day of his employment with the Company. In the event of Employee’s death, the amount credited to his deferred bonus account shall be paid to his spouse or, if his spouse has predeceased him, to his estate, in a single-sum payment.
(d) During the Term, the Company shall pay on behalf of Employee a monthly automobile lease payment in an amount not to exceed $1,000.00, along with reasonable expenses incurred for repairs, maintenance, registration and insurance for such automobile.
(e) Employee shall earn five weeks of paid time off per year, accrued in accordance with the Company’s vacation pay policy, and may use up to 10 paid sick days if necessary. Employee shall also be entitled to 10 paid corporate holidays, annually. Employee shall not be entitled to be paid for any days which remain unused at the end of any calendar year.
(f) The Company shall also reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses including reimbursement for continuing professional education, subject to the Company’s requirements with respect to approval, reporting and documentation of such expenses. Such reimbursements shall be made in accordance with the Company’s general payroll practices.
4. Term.
(a) The Term shall end on April 26, 2011, except that the Term shall be automatically renewed for successive one (1) year periods after the initial Term unless terminated in writing by either the Company or Employee at least ninety (90) days prior to the end of the Term or any renewal thereof; provided that (i) the Term and Employee’s employment shall terminate prior to such date upon Employee’s death or permanent Disability and (ii) Employee’s employment may be terminated by the Company or Employee at any time prior to such date.

(b) Employee’s employment may be terminated by the Company at any time for any reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during the Term of this Agreement, or if the Company elects not to renew this Agreement pursuant to Section 4(a), Employee shall be entitled to Base Salary and Benefits for a period of eighteen (18) months following the date of termination, and earned but unpaid bonuses, determined based on the partial year in which the date of termination by the Company without Cause or by the Employee for Good Reason occurs. In the event of a Change of Control, if Employee is terminated without Cause or Employee terminates his employment for Good Reason at any time after the date which is three (3) months before the closing of the transaction involving the Change of Control, or at any time thereafter, Employee shall receive twenty four (24) months Base Salary and Benefits rather than the eighteen (18) months described above, and earned but unpaid bonuses, calculated based on the partial year in which the termination without Cause or for Good Reason occurs, if Employee is not employed for the entire year prior to the date of termination. Any amount of Base Salary and any bonus(es) the amount of which can be determined at the time Employee is terminated that are payable under this Section 4(b) will be paid as follows: subject to applicable withholding, (i) fifty percent (50%) of such amount shall be paid on the six (6) month anniversary of Employee’s termination and (ii) the remaining fifty percent (50%) of such amount shall be paid on the nine (9) month anniversary of Employee’s termination. If the Company’s fiscal year is the calendar year, any bonus(es) that cannot be calculated at the time Employee is terminated that are payable under this Section 4(b) will be paid in the calendar year following the fiscal year to which the bonus(es) relate, and all such payments shall be completed by March 15 of the payment year. If the Company’s fiscal year is other than a calendar year, all such bonus payments shall be completed by December 31 of the calendar year in which the Company’s fiscal year ends. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) during such times as Employee is in breach of Sections 6, 7, 8 or 9 hereof. As a condition to the Company’s obligations (if any) to make severance payments pursuant to this Section 4(b), Employee will execute and deliver a general release in form and substance reasonably satisfactory to the Company.
(c) If this Agreement is terminated pursuant to Section 4(a)(i) above, Employee shall be entitled to receive his Base Salary through the date of termination. Any such amounts payable under this Section 4(c) will be payable at such times as such amounts would have been payable had Employee not been terminated.
(d) If this Agreement is terminated by the Company for Cause or by Employee without Good Reason, Employee shall be entitled to receive only his Base Salary through the date of termination, and shall not be entitled to receive any other payments or Benefits under this Agreement. Any such amounts payable under this Section 4(d) will be payable at such times as such amounts would have been payable had Employee not been terminated.

(e) During the period that Employee is entitled to payment of his Base Salary or other payments under Section 4(b) above, the Company shall pay and maintain for Employee’s benefit Employee’s participation and/or rights under the Company’s health, life and disability insurance plans, as well as any other benefits then in effect. Employee’s entitlement to continued health coverage under this section 4(e) shall include the continued coverage of his spouse and dependent children, to the extent Employee’s spouse and dependent children were covered under the Company’s health plan at the time of Employee’s termination. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the continued health coverage provided under this Section 4(e). The Company may offset any amounts Employee owes it or its Subsidiaries for liquidated claims against any amounts it owes Employee hereunder.
(f) If Employee’s employment is terminated by, or if Employee resigns his employment with, the Company or any entity that is in the same controlled group as the Company for purposes of Sections 414(b) or 414(c) of the Code, Employee’s employment shall also automatically be terminated by, or Employee shall also automatically resign his employment with, the Company and all entities that are in the same controlled group as the Company for purposes of Sections 414(b) or 414(c) of the Code.
(g) Notwithstanding the preceding subsections, if Employee is a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i), on the date his employment is terminated, any lump sum payments or bonus payments due to be paid under this Section 4 during the first six months after Employee’s termination of employment will instead be paid on the first day of the seventh month following the month of such termination.
5. Possible Reduction in Payments. Following any Change of Control, if all or any portion of the payments and other benefits provided to Employee under this Agreement, either alone or together with other payments and benefits which Employee receives or is entitled to receive from the Company, constitute an “excess parachute payment” within the meaning of Section 280G of the Code and thus would result in the imposition of excise taxes on Employee under Section 4999 of the Code, then to the extent the amount of payments and benefits described above would result in an excess parachute payment, such payments and benefits shall be reduced to the extent necessary to avoid the imposition of any such excise taxes.
6. Confidential Information. Employee acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of Employee’s acts or omissions, or (ii) are disclosed by Employee in response to an order of any court, governmental agency or adjudicative body, provided that Employee shall have promptly notified the Company prior to any such disclosure and provided reasonable cooperation in the Company’s efforts, if any, to contest or limit the scope of such disclosure, and provided further that if such disclosure is the subject of any protective or similar order, such information will still be considered Confidential Information, except for the limited purpose of disclosure to such court, governmental agency or adjudicative body. Employee shall deliver to the Company at the termination or resignation of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.
7. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. Employee shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after Employee’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
8. Non-Compete. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of his employment with the Company he shall become familiar, and during his employment with the Company he has become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Employee agrees that, during the one (1) year period following Employee’s termination of employment (the “Non-Compete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business which is involved (or has definite plans to get involved) in business activities that engage in the business of contract research organization, recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming. Nothing herein shall prohibit Employee from being a passive owner of not more than 3% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.
9. Non-Solicitation. During the one (1) year period immediately following the termination of Employee’s employment (the “Non-Solicitation Period”), Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person, who was an employee of the Company or any Subsidiary at any time during the four (4) years immediately preceding Employee’s termination, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business, relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries) or (iv) service (except in the capacity of an employee) any customer, licensee, agent or franchisee of the Company or any Subsidiary who was a customer, licensee, agent or franchisee of the Company or any Subsidiary at any time during the two (2) years immediately preceding Employee’s termination or resignation.

10. Enforcement. If, at the time of enforcement of Sections 6, 7, 8 or 9 hereof, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement because the services provided by Employee pursuant to this Agreement are unique and because Employee has access to Confidential Information and Work Product. As such, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an actual breach or violation by Employee of Sections 8 or 9 hereof, the Non-Compete Period and the Non-Solicitation Period shall be tolled until such breach or violation has been duly cured. Employee hereby acknowledges and agrees that the restrictions contained in Sections 8 and 9 hereof are reasonable.
11. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company by Employee in writing (including a copy of such agreement), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.
12. Definitions.
“Board” shall mean the board of directors of the Company.
“Cause” shall mean (i) the conviction of a felony or the commission of any other act or omission involving dishonesty or fraud, (ii) failure to perform duties under this Agreement (which failure is not cured within 30 days following written notice from the Company); provided such duties are reasonable and consistent with the duties generally performed by an executive of the same title, stature, duties and position as Employee or are otherwise consistent with this Agreement, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (iv) any material breach (which failure is not cured within 30 days following written notice from the Board) of this Agreement.

“Change of Control” shall mean the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events: (i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or (ii) consummation by the Company of: a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than thirty-five percent (35%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; (iii) a complete liquidation or dissolution of the Company; or (iv) consummation by the Company of a sale or other disposition of all or substantially all of the assets of the Company; or (v) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than thirty-five percent (35%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Disability” shall mean any physical or mental incapacitation which results in Employee’s inability to perform his duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by an Independent Medical Doctor and (ii) shall be deemed to have occurred on the later of either the 120th day of such inability to perform or the date on which the benefits under the Company’s long term disability insurance become payable to Employee. For the purposes of this definition, an “Independent Medical Doctor” shall be a medical doctor chosen in the following manner: Employee and the Board shall each choose a medical doctor and such medical doctors, together, shall choose a third medical doctor who shall be the Independent Medical Doctor.
“Good Reason” shall mean a material reduction or alteration in Employee’s duties, a material reduction in Employee’s base compensation, or a requirement for Employee to be based at a location in excess of 30 miles from Employee’s current residence.
“Subsidiaries” shall mean any entity of which a majority of the securities or other ownership interests are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
13. Survival. Sections 4, 5, 6, 7, 8, 9 and 10 hereof and Sections 12 through 21 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of Employee’s employment by, or resignation of Employee’s employment with, the Company.

14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally, delivered sent by facsimile (with hard copy to follow by regular mail), or mailed by overnight courier (by a reputable courier service) or first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Employee:
Steven Bell
[__________]
[___________]
Email: [__________]
Notices to the Company:
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, PA 19034
Attention: Chief Executive Officer
Fax: [__________]
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way including, without limitation, that certain Employment Agreement dated as of December 2, 2003 by and between the Company and the Employee.
17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
18. Counterparts. This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
20. Choice of Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In the case of any dispute under or in connection with this Agreement, Employee may only bring suit against the Company in the Courts of the Commonwealth of Pennsylvania in and for the County of Montgomery or in the Federal District Court for such geographic location. Employee hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania in and for the County of Montgomery or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and Employee hereby waives any claim he may have at any time as to forum non conveniens with respect to such venue. The Company shall have the right to institute any legal action arising out of or relating to this Agreement in any appropriate court and in any jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.
21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
* * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

RESEARCH PHARMACEUTICAL SERVICES, INC.
By:	/s/ Daniel Perlman

Its:	Chairman & Chief Executive Officer

/s/ Steven Bell
Steven Bell